Exhibit 10.6

NON-QUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO THE

BARNES GROUP INC.

STOCK AND INCENTIVE AWARD PLAN

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

OPTION AGREEMENT executed in duplicate as of February 16, 2005 (the “Grant Date”), between Barnes Group Inc., a Delaware corporation, (the “Company”) and [NAME OF OPTIONEE], an employee of the Company or of one of its Subsidiaries (the “Optionee”).

In accordance with the provisions of the Barnes Group Inc. Stock and Incentive Award Plan (the “Plan”), the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) has authorized the execution of this Agreement. Capitalized terms used in this Agreement and not otherwise defined herein shall have the same meaning as provided for in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	Grant of Option. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Optionee the option to purchase [# OF OPTIONS GRANTED] shares of Common Stock (the “Option”).

2.	Purchase Price. The purchase price of the shares of Common Stock covered by this Option shall be $____ per share which is one hundred percent (100%) of the Fair Market Value of the Common Stock on the Grant Date (the “Purchase Price”).

3.	Exercise of Option.

(a)	The Option shall vest (i.e., become exercisable) at the rate of 33.3334% of the shares covered by the Option on August 16, 2006 and 33.3333% of such shares on each of August 16, 2007 and August 16, 2008. The number of shares with respect to which the Option vests on any date shall be rounded to the nearest whole Option; provided, that the aggregate number of shares with respect to which the Option vests shall not exceed the number of shares set forth in Section 1 hereof.

(b)	Subject to Section 4, any portion of the Option which has not vested pursuant to Section 3(a) before the date, if any, on which a Change in Control occurs shall vest on that date. However, if a Change in Control occurs less than six months after the Grant Date and the Committee requests in writing before the date of such Change in Control that the Optionee agree in writing to remain in the employment of the Company through the date which is six months after the Grant Date with substantially the same title, duties, authority, reporting relationships, compensation and indemnification as on the day immediately preceding the Change in Control, then in that event any portion of the Option which has not vested pursuant to Section 3(a) before the date on which such Change in Control occurs shall vest pursuant to this Section 3(b) only if the Optionee executes such written agreement and delivers it to the Company not later than one week after the date of such Change in Control, in which case such portion of the Option shall vest when the Optionee delivers such written agreement or, if later, on the date on which such Change in Control occurs.

4.	Termination. The Option shall terminate 10 years after the Grant Date of this Option (the “Termination Date”) unless it terminates earlier under the following conditions:

(a)	If the Optionee’s employment terminates for any reason other than death, Disability (as hereafter defined), or retirement on or after the first anniversary of the Grant Date at age 62 or later with a minimum of five (5) full years of service with the Company and/or its Subsidiaries (“Retirement”), or “cause” (as hereinafter defined), that portion of the Option which is exercisable as of the date of such termination of employment shall terminate on the date of such termination of employment (or one (1) year after such termination of employment if the Optionee’s employment was terminated by the Company and/or its Subsidiaries without “cause”). That portion of the Option which has not yet become exercisable as of the date of such termination of employment shall be forfeited as of such date.

(b)	If the Optionee’s employment terminates as a result of death or Disability, that portion of the Option which has not yet become exercisable shall become immediately exercisable as of the date of such termination of employment and the Option shall terminate one (1) year after the date of such termination of employment. For purposes of this Agreement, “Disability” shall have the meaning set forth in the Company’s long-term disability plan as in effect from time to time (or, if that plan is not in effect at the time in question, as it was last in effect).

(c)

If the Optionee terminates employment by reason of Retirement, that portion of the Option which has not yet become exercisable shall continue to become exercisable as if the Optionee continued as an employee until the

Termination Date, provided that the Optionee executes a covenant not to compete in a form acceptable to the Committee at the time of Retirement, and complies with the terms of said covenant not to compete, and the Option shall terminate one (1) year after the date of such termination of employment (or five (5) years after such termination of employment if the Optionee executes a release of claims in a form acceptable to the Committee at the time of Retirement).

(d)	Notwithstanding the preceding paragraphs, if the Optionee’s employment is terminated for “cause” (even if such termination would otherwise qualify as Retirement), all of the outstanding Options shall terminate on the date of such termination of employment. For purposes of this Agreement, “cause” shall mean (i) the willful and continued failure by the Optionee to substantially perform the Optionee’s duties with the Company (other than any such failure resulting from the Optionee’s incapacity due to physical or mental illness) or (ii) the willful engaging by the Optionee in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise.

(e)	Notwithstanding any other provision of this Agreement, no portion of the Option may be exercised after the Termination Date.

5.	Method of Exercising Option. This Option shall be exercised in whole or in part by delivery of written notice to the stock plan administrator of the Company (the “Administrator”), in a form satisfactory to the Administrator, specifying the number of shares which will be purchased and the date on which the shares will be purchased (the “Purchase Date”). Except as set forth below, the notice shall be accompanied by full payment for the shares to be purchased.

If the Optionee elects to pay the Purchase Price in whole or in part through proceeds generated by the sale of stock acquired under this Option through a broker under a cashless exercise arrangement referred to in Section 7(b)(iii) of the Plan and approved by the Committee, that part of the Purchase Price to be paid with proceeds of such sale may be paid pursuant to the arrangement approved by the Committee.

Payment for shares being purchased pursuant to the Option may be in whole or in part with shares of Common Stock by either actual delivery of shares or by attestation, provided that such shares have been owned by the Optionee for at least six months or were acquired on the open market. The value of the shares shall be their Fair Market Value on the Purchase Date. Stock certificates representing any shares being actually delivered as payment must be delivered to the Administrator on the Purchase Date or as soon thereafter as possible.

In connection with the exercise of the Option, the Common Stock to be issued shall be credited to a book entry account in the name of the Optionee. In lieu of crediting such shares to a book entry account, at the election and expense of the Optionee, stock certificates representing shares purchased will be delivered to the Optionee as soon as administratively practicable after the exercise of the Option.

6.	Commitments of the Optionee. If the Optionee, at any time before the Option terminates: (a) directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, investor or in any other capacity, accepts employment, renders services or otherwise assists any other business which competes with the business conducted by the Company or any of its Subsidiaries in which the Optionee has worked, during the Optionee’s last two years with the Company or any of its Subsidiaries; (b) directly or indirectly, hires or solicits or arranges for the hiring or solicitation of any employee of the Company or any of its Subsidiaries, or encourages any such employee to leave such employment; (c) uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or any of its Subsidiaries (except as required by the Optionee’s work responsibilities with the Company or any of its Subsidiaries); or (d) is convicted of a crime against the Company or any of its Subsidiaries; or (e) engages in any activity in violation of the policies of the Company or any of its Subsidiaries, including without limitation the Company’s Code of Business Ethics and Conduct, or, at any time, engages in conduct adverse to the best interests of the Company or any of its Subsidiaries; then should any of the foregoing events occur, the Option shall be canceled, unless the Committee, in its sole discretion, elects not to cancel such Option. The obligations in this Section 6 are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between the Optionee and the Company, and nothing herein is intended to waive, modify, alter or amend the terms of any such other agreement.

7.	Non-Transferability. This Option shall not be transferable by the Optionee otherwise than to a Beneficiary, and during the lifetime of the Optionee, this Option may be exercised only by the Optionee.

8.	Withholding of Taxes. The Committee may cause to be made, as a condition precedent to any payment or transfer of stock hereunder, appropriate arrangements for the withholding of any Federal, state or local taxes. The Company shall accept whole shares of Stock of equivalent Fair Market Value in payment of the Company’s minimum statutory withholding tax obligations if the Optionee elects to make payment in such manner.

9.

Notices. Any notice hereunder by the Optionee shall be given to the Administrator in writing and such notice and any payment by the Optionee hereunder shall be deemed duly given or made only upon receipt by the Administrator at Barnes Group Inc., P. O. Box 489, 123 Main Street, Bristol, Connecticut 06011-0489, U.S.A., or at such other address as the Company may designate by notice to the Optionee. Any notice to the Optionee shall be in writing and shall be deemed duly given if mailed or otherwise delivered to the Optionee at such address as the

Optionee may have on file with the Company or in case of the Company at its principal office in Bristol, Connecticut.

10.	Interpretation and Disputes. This Agreement shall be interpreted and construed by the Committee, and any such interpretation or construction shall be binding and conclusive on the Company and the Optionee. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

Any claim, demand or controversy arising from such interpretation or construction by the Committee shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association (“AAA”) by submitting a mediation request to the Administrator within thirty (30) days of the date of the Committee’s interpretation or construction. The mediation process shall conclude upon the earlier of: (i) the resolution of the dispute; (ii) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (iii) thirty (30) days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not been resolved, may submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within fourteen (14) days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney’s fees incurred in such arbitration proceeding. The Optionee and the Company specifically understand and agree that the failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the Company may determine and the Optionee agrees that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator’s authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this Agreement or the Committee’s interpretation or construction thereof, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

11.	General.

(a)	Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary.

(b)	The Optionee shall have no rights as a stockholder with respect to any shares covered by this Agreement until the date of issuance to the Optionee of a stock certificate for such shares or of entry of a credit for such shares in Optionee’s book entry account.

(c)	This Agreement shall be binding upon the successors and assigns of the Company and upon the Beneficiary of the Optionee.

(d)	Any waiver by a party of another party’s performance of, or compliance with, the obligations under this Agreement shall not operate, or be construed, as a waiver of any subsequent failure by such other party to perform or comply.

(e)	Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(f)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.

(g)	The Option is intended to qualify as an “Option” that is a “Non-Statutory Stock Option” as defined in the Plan, a copy of which has been or is herewith being supplied to the Optionee and the terms and conditions of which are hereby incorporated in this Agreement by reference.

(h)	The Option is intended to qualify as an option that “does not provide for a deferral of compensation” within the meaning of Q&A-4(d)(ii) of Section IV.A. of IRS Notice 2005-1 (guidance relating to Section 409A of the Code). The Option and this Agreement shall be administered, interpreted and construed to carry out such intention, and any provision of this Agreement that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that the Option does not provide for such a deferral of compensation, nor does the Company make any other representation, warranty or guaranty to the Optionee as to the tax consequences of the Option or this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BARNES GROUP INC.		OPTIONEE

BY:
	Senior Vice President-Human Resources	[OPTIONEE]

Approved by the Compensation and Management

Development Committee of the Board of Directors: 2/16/05